Filed Pursuant to Rule 424(b)(3)
Registration No. 333-105743
PROSPECTUS

AMERISOURCEBERGEN CORPORATION

814,145 Shares of Common Stock

       We have prepared this prospectus to allow the selling shareholders we identify herein to sell from time to time up to 814,145 shares of our common stock. The shares offered by this prospectus were originally offered by us to the selling shareholders in connection with the acquisition described in this prospectus. We will not receive any of the proceeds from the sale of common stock by the selling shareholders.

      When we use the term “selling shareholders” in this prospectus, it includes donees, distributees, pledgees and other transferees who are selling shares received after the date of this prospectus from a selling shareholder whose name appears under the heading “Selling Shareholders” on page 6. If we are notified by a selling shareholder that a donee, distributee, pledgee or other transferee intends to sell more than 500 shares, we will file a supplement to this prospectus if required by law.

      Our common stock is listed on the New York Stock Exchange under the symbol “ABC.” On June 20, 2003 the last reported price of our common stock was $70.12 per share.

      Investing in our common stock involves a high degree of risk. You should carefully consider certain “Risk Factors” in determining whether to buy any of our common stock. See page 2.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 24, 2003.

NOTE REGARDING FORWARD-LOOKING STATEMENTS
OUR BUSINESS
RISK FACTORS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INFORMATION INCORPORATED BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION

      This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is available without charge upon written or oral request. See “Information Incorporated by Reference.”

      You should rely only on the information contained in or incorporated by reference in this prospectus or any supplement to the prospectus. See “Where You Can Find More Information” on page 9. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, future developments and future business strategies. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

      We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on our management’s expectations and beliefs concerning potential future events that may affect us and that are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. Factors that might cause or contribute to discrepancies include, but are not limited to, those discussed elsewhere in this prospectus and the risks discussed in our other Securities and Exchange Commission filings that are incorporated by reference herein. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	changes in general economic, business and industry conditions;

•	changes in pharmaceutical manufacturer pricing and distribution policies;

•	changes in political and social conditions and corresponding laws and regulations;

•	changes in governmental support of, and reimbursement for, pharmaceutical products and healthcare services;

•	new laws and regulations or changes in laws and regulations governing prescription drug pricing, healthcare services or mandated benefits;

•	competition;

•	changes in sales mix;

•	difficulty of forecasting sales at various times in various markets;

•	disruptions of established supply channels;

•	degree of acceptance of new products;

•	significant litigation;

•	acquisitions and dispositions;

•	the availability, terms and deployment of capital; and

•	the other factors discussed below under the heading “Risk Factors” and elsewhere in this prospectus.

      All of our forward-looking statements should be considered in light of these factors. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise.

ii

OUR BUSINESS

      We are a leading national wholesale distributor of pharmaceutical products and related healthcare services and solutions with operating revenue (excluding bulk shipments) of approximately $40 billion and operating income of approximately $718 million for the fiscal year ended September 30, 2002.

      We were formed in connection with the merger of AmeriSource Health Corporation and Bergen Brunswig Corporation, which was consummated in August 2001. As a result of the merger, AmerisourceBergen is the largest pharmaceutical services company in the United States that is dedicated solely to the pharmaceutical supply chain. We believe that we are the leading wholesale distributor of pharmaceutical products and services to hospital systems (hospitals and acute care facilities), alternate site customers (mail order facilities, physicians’ offices, long-term care institutions and clinics), independent community pharmacies and regional drugstore and food merchandising chains. Also a leader in the institutional pharmacy marketplace, we provide outsourced pharmacies to long-term care and workers’ compensation programs.

      We currently serve customers throughout the United States and Puerto Rico through a geographically diverse network of distribution centers. We are typically the primary source of supply for pharmaceutical and related products to our customers. We offer a broad range of solutions to our customers and suppliers designed to enhance the efficiency and effectiveness of their operations, allowing them to improve the delivery of healthcare to patients and customers.

      Our customer base is geographically diverse and balanced with no single customer representing more than 10% of fiscal 2002 operating revenue. We have one of the leading market positions in pharmaceutical distribution to the hospital systems/acute care facilities market and the alternate site facilities market, which represented approximately 53% of fiscal 2002 operating revenue, and the independent community pharmacies and national and regional retail pharmacy chains, which represented approximately 47% of fiscal 2002 operating revenue.

      We are organized based upon the products and services we provide our customers. We have two operating segments: Pharmaceutical Distribution and PharMerica.

      The Pharmaceutical Distribution segment includes AmerisourceBergen Drug Corporation (“AB Drug”) and AmerisourceBergen Specialty Group (“AB Specialty”). AB Drug includes the full-service pharmaceutical distribution facilities, American Health Packaging and other healthcare related businesses. AB Drug sells pharmaceuticals, over-the-counter medicines, health and beauty aids and other health-related products to hospitals, alternate site and mail order facilities and independent and chain retail pharmacies. American Health Packaging packages oral solid medications for nearly any need in virtually all settings of patient care. AB Drug also provides promotional, packaging, inventory management, pharmacy automation and information services to its customers and healthcare product manufacturers. AB Specialty sells specialty pharmaceutical products and services to physicians, clinics and other providers primarily in the oncology, nephrology, plasma and vaccines sectors. AB Specialty also provides third party logistics and reimbursement consulting services to healthcare product manufacturers.

      The PharMerica segment consists solely of our PharMerica operations. PharMerica provides institutional pharmacy products and services to patients in long-term care and alternate site settings, including skilled nursing facilities, assisted living facilities and residential living communities. PharMerica also provides mail order and online pharmacy services to chronically and catastrophically ill patients under workers’ compensation programs and provides pharmaceutical claims administration services for payors.

      Our principal executive offices are located at 1300 Morris Drive, Chesterbrook, PA 19087-5594, and our telephone number is (610) 727-7000.

RISK FACTORS

      An investment in the common stock offered in connection with this prospectus involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

AmerisourceBergen may not realize all of the anticipated benefits of the merger between AmeriSource and Bergen.

      The success of the merger of AmeriSource Health Corporation and Bergen Brunswig Corporation will depend in part on our ability to realize the anticipated synergies of $150 million per year by the end of fiscal 2004 and growth opportunities from integrating the businesses of AmeriSource and Bergen. Our success in realizing these synergies and growth opportunities, and the timing of this realization, depends on the successful integration of AmeriSource’s and Bergen’s operations. Even if we are able to integrate the business operations of AmeriSource and Bergen successfully, we cannot assure you that this integration will result in the realization of the full benefits of the synergies and growth opportunities that we currently expect to result from this integration or that these benefits will be achieved within the anticipated time frame. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, and the benefits from the merger may be offset by costs incurred in integrating the companies.

Intense competition may erode our profit margins.

      The wholesale distribution of pharmaceuticals and related healthcare services is highly competitive. We compete primarily with the following:

•	national wholesale distributors of pharmaceuticals such as Cardinal Health, Inc. and McKesson Corporation;

•	regional and local distributors of pharmaceuticals;

•	chain drugstores that warehouse their own pharmaceuticals;

•	manufacturers who distribute their products directly to customers; and

•	other specialty distributors.

      Some of our competitors have greater financial resources than we have. Competitive pressures have contributed to a decline in our pharmaceutical distribution segment gross profit margins on operating revenue to 3.9% in fiscal 2002. This trend may continue, and our business could be adversely affected as a result.

      PharMerica, one of our wholly-owned subsidiaries, faces competitive pressure from other market participants. These competitive pressures could lead to a decline in gross profit margins for PharMerica in the future. In addition, there are relatively few barriers to entry in the local markets served by PharMerica, and PharMerica may encounter substantial competition from new local market entrants. These factors could adversely affect PharMerica’s business in the future.

The changing United States healthcare environment may impact our revenue and income.

      Our products and services are intended to function within the structure of the healthcare financing and reimbursement system currently existing in the United States. In recent years, the healthcare industry has undergone significant changes in an effort to reduce costs and government spending. These changes include an increased reliance on managed care, cuts in Medicare funding affecting our healthcare provider customer base, consolidation of competitors, suppliers and customers and the development of large, sophisticated purchasing groups. We expect the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing prescription drug pricing, healthcare services or mandated benefits, may cause healthcare industry participants to greatly reduce the amount of our products and services that they purchase or the price that they are willing to pay for our products and services. Changes in pharmaceutical manufacturers’ pricing or distribution policies could also significantly reduce our income.

Our operating revenue and profitability may suffer upon our loss of, or the bankruptcy or insolvency of, one or more significant customers.

      During the fiscal year ended September 30, 2002, sales to the federal government (including sales under separate contracts with different departments and agencies of the federal government), accounted for approximately 9% of our operating revenue. In addition, we have contracts with group purchasing organizations (“GPOs”), which represent a concentration of buying power among multiple healthcare providers. The loss of a major federal government customer or GPO could lead to a significant reduction in revenue. Moreover, other than the federal government, we have no individual customer that accounted for more than 5% of our fiscal 2002 operating revenue. Including the federal government, our top 10 customers represented approximately 32% of operating revenue during fiscal 2002. Our revenues generated from sales to Merck-Medco Managed Care LLC in fiscal 2002 were approximately 11% of total revenue and 99% of bulk deliveries to customers’ warehouses.

Our substantial indebtedness could adversely affect our financial health.

      We are highly leveraged. On March 31, 2003, we had total indebtedness of approximately $2.1 billion and stockholders’ equity of approximately $3.7 billion. We and our subsidiaries may incur substantial additional indebtedness in the future.

      Our substantial indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures, and other general corporate requirements, or to carry out other aspects of our business plan;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, or other general corporate purposes, or to carry out other aspects of our business plan;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

Failure in our information technology systems could significantly disrupt our operations, which could reduce our customer base and result in lost revenue.

      Our success depends, in part, on the continued and uninterrupted performance of our information technology, or IT, systems. Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. Moreover, despite network security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautions we have taken, unanticipated problems affecting our systems could cause failures in our IT systems. Sustained or repeated system failures that interrupt our ability to process orders or otherwise meet our business obligations in a timely manner would adversely affect our reputation and result in a loss of customers and net revenue.

      We operate our full-service pharmaceutical distribution facilities on two different centralized management information systems. One is the former AmeriSource system and the other is the former Bergen system. We continue to integrate the systems into the former Bergen system, while maintaining our customers’ ability to access the system through the order-entry system used by either company. During systems conversions of this type, workflow may be temporarily interrupted, which may cause interruptions in customer service. In addition, the implementation process, including the transfer of databases and master files to new data centers, presents significant conversion risks, which could cause failures in our IT systems and disrupt our operations.

Our operations may suffer if government regulations regarding pharmaceuticals change.

      The healthcare industry is highly regulated at the local, state, federal and international level. Consequently, we are subject to the risk of changes in various local, state, federal and international laws, which include the operating and security standards of the United States Drug Enforcement Administration, or DEA, the United States Food and Drug Administration, or FDA, and various state boards of pharmacy and comparable agencies. These changes may affect our operations, including distribution of prescription pharmaceuticals (including certain controlled substances), operation of pharmacies and packaging of pharmaceuticals. A review of our business by regulatory authorities may result in determinations that could adversely affect the operations of our business.

If we fail to comply with extensive laws and regulations in respect of healthcare fraud, we could suffer penalties or be required to make significant changes to our operations.

      We are subject to extensive and frequently changing local, state and federal laws and regulations relating to healthcare fraud. The federal government continues to strengthen its position and scrutiny over practices involving healthcare fraud affecting the Medicare, Medicaid and other government healthcare programs. Contractual relationships with pharmaceutical manufacturers and healthcare providers subject our business to provisions of the federal Social Security Act which, among other things, (i) preclude persons from soliciting, offering, receiving or paying any remuneration in order to induce the referral of a patient for treatment or for inducing the ordering or purchasing of items or services that are in any way paid for by Medicare, Medicaid or other government-sponsored healthcare programs and (ii) impose a number of restrictions upon referring physicians and providers of designated health services under Medicare and Medicaid programs. Legislative provisions relating to healthcare fraud and abuse give federal enforcement personnel substantially increased funding, powers and remedies to pursue suspected fraud and abuse. While we believe that we are in material compliance with all applicable laws, many of the regulations applicable to us, including those relating to marketing incentives offered by pharmaceutical suppliers, are vague or indefinite and have not been interpreted by the courts. They may be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require us to make changes in our operations. If we fail to comply with applicable laws and regulations, we could suffer civil and criminal penalties, including the loss of licenses or our ability to participate in Medicare, Medicaid and other federal and state healthcare programs.

If key managers leave AmerisourceBergen, our operating results may be adversely affected.

      We depend on our senior management. If some of these employees leave us, operating results could be adversely affected. We cannot be assured that we will be able to retain these or any other key employees.

Federal and state laws that protect patient health information may increase our costs and limit our ability to collect and use that information.

      Our activities subject us to numerous federal and state laws and regulations governing the collection, dissemination, use, security and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, and related rules and regulations, or Privacy Laws. For example, as part of PharMerica’s pharmaceutical dispensing, medical record keeping, third party billing and other services, we collect and maintain patient-identifiable health information, which activities may trigger certain requirements under the Privacy Laws. The costs associated with our efforts to comply with the Privacy Laws could be substantial. Moreover, if we fail to comply with certain Privacy Laws, we could suffer civil and criminal penalties. We can provide no assurance that the costs incurred in complying or penalties we may incur for failure to comply with the Privacy Laws will not have a material effect on us.

Our growth may be limited and our operating results and/or financial condition may be adversely affected if we are unable to identify suitable acquisition candidates or if we undertake acquisitions of businesses that do not perform as we expect.

      Since 1995, and prior to the merger of AmeriSource and Bergen, each of AmeriSource and Bergen completed several acquisitions. Through these acquisitions and other investments, AmeriSource and Bergen expanded their respective geographic presence and breadth of service offerings. Since the merger, AmerisourceBergen has continued, and expects to continue, to acquire companies as an element of our growth strategy. Acquisitions are among the ways by which we seek to expand our presence in strategically important markets and to expand the breadth and scope of our ancillary businesses and service offerings. At any particular time, we may be in various stages of assessment, discussion and negotiation with regard to one or more potential acquisitions, many of which will not proceed beyond the assessment, discussion and/or negotiation stages. We make public disclosure of pending and completed acquisitions when appropriate and required by applicable securities laws and regulations.

      Acquisitions involve numerous risks and uncertainties. If we complete one or more acquisitions, our business, results of operations and financial condition may be adversely affected by a number of factors, including:

•	the difference in the integration of the operations, technologies, services and products of the acquired companies;

•	the diversion of our management’s attention from other business concerns;

•	the assumption of unknown liabilities;

•	the failure to achieve the strategic objectives of these acquisitions or the projected results of the acquired businesses; and

•	other unforeseen difficulties.

      We cannot assure you that we will be able to consummate any future acquisitions. Our acquisition strategy may be limited, among other things, by the availability of suitable acquisition candidates and our ability to consummate future acquisitions on terms satisfactory to us. Furthermore, we cannot assure you that completed acquisitions will perform as we expect.

We have in place anti-takeover devices that may discourage a third party from acquiring control of AmerisourceBergen and affect the ability of shareholders to remove our management.

      We have adopted a shareholders’ rights plan that is intended to encourage persons who may seek to acquire control to initiate negotiations with our board of directors. If exercised, the rights granted under the plan will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors.

      In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

      Some provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could have the effect of delaying, discouraging or preventing the removal of management. These provisions include the following: a classified board (with each board member serving a three-year term), no authorization for shareholders to call a special meeting, limited ability of shareholders to remove directors, prohibition of action by written consent of shareholders, an advance notice requirement for nomination of directors and for shareholder proposals and a limitation on shareholders’ ability to amend our Amended and Restated Certificate of Incorporation.

The market price of our common stock may fluctuate significantly, which may result in losses for investors.

      The stock market and the price of our common stock may be subject to volatile fluctuations based on general economic and market conditions, industry trends and company performance. The market price for our common stock may also be affected by our ability to meet analysts’ expectations. Failure to meet such expectations, even slightly, could have an adverse effect on the market price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against us, it could result in substantial costs and diversion of our management’s attention and resources, which could have an adverse effect on our business. Because of the volatility, we may fail to meet the expectations of our shareholders or of securities analysts at some time in the future, and our stock price could decline as a result.

USE OF PROCEEDS

      We will not receive any proceeds from the sale of shares of common stock by the selling shareholders. We will pay the costs relating to the registration of these shares, which we estimate to be $35,880.

SELLING SHAREHOLDERS

      The shares of our common stock covered by this prospectus are shares that the selling shareholders have agreed to acquire in connection with our acquisition of all of the capital stock of Anderson Packaging, Inc. In connection therewith, we have agreed to register such shares for resale by the selling shareholders. See “Plan of Distribution.”

      The following table sets forth, for the selling shareholders, the number of shares of our common stock that will be beneficially owned prior to the offering, the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be beneficially owned after completion of this offering. Except as disclosed in this section, we are not aware of any material relationship between any of the selling shareholders and us in the past three years other than as a result of the ownership of the shares of our common stock and as a result of the acquisition. The information regarding the selling shareholders may change from time to time. If required, we will set forth these changes in one or more prospectus supplements.

				Percentage
			Number of	Beneficial
	Number of	Number of	Shares	Ownership
	Shares	Shares	to be	After
	Owned Prior	Offered	Owned	Completion
	to the	in the	After the	of the
	Offering(1)	Offering	Offering(2)	Offering(2)

John R. Anderson 1998 Trust U/A/D 12/17/98	288,750	288,750	0	0
David J. Anderson Revocable Trust U/A/D 3/8/96	88,924	88,924	0	0
Kristin L. Anderson Revocable Trust U/A/D 3/8/96	88,933	88,933	0	0
Tracy E. Anderson Revocable Trust U/A/D 3/8/96	88,933	88,933	0	0
Jeffrey R. Anderson Trust U/A/D 1/25/01	88,933	88,933	0	0
Judith E. Graff Revocable Trust U/A/D 9/15/78	10,489	10,489	0	0
Heather Kalny 1992 Trust U/A/D 4/22/92	35,650	35,650	0	0
John M. Kalny II 1995 Trust U/A/D 5/30/95	35,650	35,650	0	0
Anderson 1996 Family Gift Trust U/A/D 11/11/96	35,650	35,650	0	0
Linda Anderson	10,489	10,489	0	0
Larry H. Beckmann	41,744	41,744	0	0

(1)	We have been advised by the selling shareholders that they have no present intention to acquire any additional shares prior to the effectiveness of the Registration Statement to which this prospectus relates.

(2)	Because the selling shareholders may sell all or a portion of the shares of common stock that may be offered pursuant to this prospectus, the number of shares that will be owned by the selling shareholders upon termination of this offering cannot be determined. For purposes of preparing this table, we have assumed the sale of all shares offered under this prospectus.

PLAN OF DISTRIBUTION

      The selling shareholders may sell the shares of common stock from time to time in separate transactions or in a single transaction. When we use the term “selling shareholders” in this prospectus, it includes the former shareholders of Anderson Packaging referenced in “Selling Shareholders” and donees, distributees, pledgees and other transferees who are selling shares received after the date of this prospectus from such former shareholders of Anderson Packaging. If we are notified by a selling shareholder that a donee, distributee, pledgee or other transferee intends to sell more than 500 shares, we will file a supplement to this prospectus if required by law. The selling shareholders will act independently of us in making decisions regarding the timing, manner and size of each sale.

      The selling shareholders may make these sales on the New York Stock Exchange or otherwise, at prices and terms that are then-prevailing or at prices related to the then-current market price, at fixed prices or in privately negotiated transactions. The selling shareholders may use one or more of the following methods to sell the shares of common stock:

•	a block trade in which a selling shareholder’s broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

•	a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;

•	an exchange or over-the-counter distribution in accordance with the rules of the applicable exchange or automated interdealer quotation system;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	sales through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders or such successors in interest and/or from the purchasers of shares for whom they act as agent; and

•	the pledge of the shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distribution of the shares or interests therein.

      The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out short positions. The selling shareholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default, the broker-dealer may sell the pledged shares under this prospectus.

      In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales. To the extent required, this prospectus will be amended and supplemented from time to time to describe a specific plan of distribution.

      Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act. Because selling shareholders may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

      Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

      The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other such person. Furthermore, under Regulation M of the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the particular shares being distributed for certain periods prior to the commencement of such distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

      There is no assurance that any selling shareholder will sell any or all of the shares offered by it hereunder or that any such selling shareholder will not transfer, devise or gift such shares by other means not described herein.

      The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or they comply with an available exemption from such registration or qualification requirement.

      We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sale of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling shareholders against certain liabilities in connection with their offering of the shares, including liabilities arising under the Securities Act.

LEGAL MATTERS

      The validity of our common stock offered hereby will be passed upon for us by Drinker Biddle & Reath LLP, Berwyn, Pennsylvania.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended September 30, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the Registration Statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

      The consolidated financial statements of Bergen Brunswig Corporation incorporated in this prospectus by reference from Bergen Brunswig Corporation’s Annual Report on Form 10-K for the year ended September 30, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

      The Securities and Exchange Commission allows us to “incorporate by reference” the information in certain of our publicly-filed documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede previously filed information, including information contained in this prospectus, and such information will be deemed a part of this prospectus.

      We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering has been completed or until we terminate the effectiveness of this Registration Statement:

(1)	Quarterly Reports on Form 10-Q filed on February 13, 2003 and May 12, 2003;

(2)	Current Reports on Form 8-K filed on November 5, 2002, November 12, 2002, November 13, 2002, December 6, 2002, December 16, 2002, January 6, 2003, January 17, 2003, January 24, 2003, April 24, 2003 and May 22, 2003;

(3)	Annual Report on Form 10-K filed on December 24, 2002;

(4)	The “Description of AmerisourceBergen Capital Stock” section of AmerisourceBergen’s Amendment 2 to Form S-4 filed on July 27, 2001;

(5)	Annual Report of Bergen on Form 10-K filed on December 29, 2000; and

(6)	Quarterly Reports of Bergen on Form 10-Q filed on February 14, 2001, May 14, 2001 and August 14, 2001.

      Upon written or oral request, we will provide to each person to whom this prospectus is delivered a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material at the following address and telephone number:

Investor Relations

AmerisourceBergen Corporation
1300 Morris Drive
Chesterbrook, Pennsylvania 19087-5594
(610) 727-7000

WHERE YOU CAN FIND MORE INFORMATION

      We are currently subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and file periodic reports and other information with the SEC. These documents include specific information about us. You may read and copy any materials we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. The SEC also maintains a website that contains our reports, proxy and information statements, and other information that we file electronically with the SEC at www.sec.gov. Copies of such material can also be obtained from us upon request or through our website at www.amerisourcebergen.com.

      Our common stock is traded on the New York Stock Exchange and, therefore, the information we file with the SEC may also be inspected at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, NY 10005.